Exhibit 10.26

March 12, 2015

Via Email

Mr. Kenneth P. Davis

Dear Ken:

As per our conversations, I am writing to inform you that your employment with Black Box Corporation of Pennsylvania d/b/a Black Box Network Services and any other direct or indirect subsidiaries of Black Box Corporation (collectively, the "Company") will be terminated effective as of the close of business on August 1, 2015 ("Termination Date"). You should not perform any other work without an express request from me to do so; however, you must remain available between now and the Termination Date (the "Interim Period") to provide transition assistance and to perform any other work requested by me.

Assuming that you comply in all material respects with the terms for the Interim Period as outlined in this letter, including continued performance of any requested duties and compliance with your obligations as an employee during the Interim Period, and your execution, delivery and non-revocation of the Agreement and General Release (the "Release") attached hereto on or within twenty-one (21) days following the Termination Date (do not execute or deliver the Release prior to the Termination Date), we will provide you with a lump sum severance payment of four hundred thousand dollars ($400,000), less applicable withholding, within thirty (30) days after the Release becomes binding and non-revocable by you.

During the Interim Period, you will be deemed to have taken any and all paid time off, such as vacation time, sick and personal time and paid holidays (collectively "PTO"), that you have accrued prior to your Termination Date.

As for the non-competition, non-solicitation and/or confidentiality agreements you entered into, including, but not limited to, the Black Box Corporation Non-Compete and Non-Solicit Agreements (the last two of which are attached) you signed in connection with incentive awards granted to you, they shall remain in full force and effect in accordance with their terms, both during the Interim Period and following the Termination Date. However, should you execute the Release and should you comply with the other terms of those agreements, such as the confidentiality provisions and the non-solicitation of Black Box clients and Team Members provisions, the Company is willing to limit your Non-Compete obligations to six (6) months. Should you violate any of those provisions, the Non-Compete restrictions would be for two (2) years as per the terms of the Release.

In order to transition, you will have physical access to your Pittsburgh office and email access until Monday, March 16, 2015. You may keep your Company cell phone (and phone number) and iPad but you need to make arrangements to transfer such devices to a personal access/data plan. We have received your company badge, iPad and laptop computer. Please make arrangements to promptly return any other Company property in your possession and, if you have not done so, remove all personal items from your office. Please make arrangements to promptly return all other Company property (e.g., keys, security card, credit card and laptop computer) in your possession and remove all personal items from your office.

The Company will pay you through the Termination Date in accordance with normal payroll dates and practices and as required by applicable law; however, effective on the Termination Date, all future checks will be live checks mailed to your home address. Moreover, assuming you remain employed during the Interim Period and if otherwise earned, you remain eligible for a bonus, if any, for the fiscal year ending March 31, 2015 under the Annual Incentive Plan, paid in accordance with the terms of such Plan, less applicable withholdings, as well as any payout under the Performance Shares whose performance period ends on March 31, 2015. Any bonus payment you earn will be paid to you when paid to other employees in the Annual Incentive Plan. The Company will not be establishing a bonus target for you for FY16 and, therefore, you are not eligible to receive any bonus for FY16. You will not receive any additional LTIP awards.

For purposes of your awards granted under the Black Box Corporation 1992 Stock Option Plan and the Black Box Corporation 2008 Long-Term Incentive Plan, your termination will have the following effects on your awards:

◦	For stock options, if any are outstanding as of the Termination Date, you will have three (3) months (but not beyond the option expiration date) to exercise them from the Termination Date.

◦	Any RSUs that are unvested as of the Termination Date will be forfeited.

Exhibit 10.26

◦	Any unvested Performance Shares as of the Termination Date will be forfeited.
You will continue to be subject to the trading window limitations of Black Box Corporation’s policy for Purchase and Sale of Company Securities for the fiscal year ending March 31, 2015. Assuming the trading window opens in May 2015, you would no longer be subject to any trading window limitations under our policy but, in accordance with our policy and the law, you may not engage in transactions regarding Black Box stock while in the possession of material, non-public information.
The offer contained in this letter will remain open until 5:00 pm on Tuesday, March 17, 2015. If you agree to the terms of this offer, please sign and date this letter and return it to my attention by the deadline. Otherwise, any and all offers, including those contained in this letter (and the accompanying documents), my March 10, 2015 letter (and the accompanying documents) or discussed during or after our meeting on March 10, 2015, are revoked in their entirety.
If you need assistance or have questions, please contact me.

Sincerely,

/s/ Michael McAndrew

Michael McAndrew
CEO and President

Enclosures
Acknowledged and Agreed to:
By: /s/ Kenneth P. Davis          3-17-15
Kenneth P. Davis                    Date

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